Exhibit 10.2

EXECUTION COPY

SEVERANCE AGREEMENT

SEVERANCE AGREEMENT, dated as of April 6, 2007 (the “Agreement”), between Nobel Learning Communities, Inc., a Delaware corporation, (“Employer”), and George Bernstein (“Executive”).

WHEREAS, Executive is a member of Employer’s senior leadership team and is expected to be actively involved in positioning the organization for continued growth and success;

WHEREAS, in an effort to acknowledge Executive’s important role in this process and to provide Executive with a degree of income and benefit protection in the event his employment is terminated as more fully described below; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein and for other good and valuable consideration, Employer and Executive hereby agree as follows:

1. Effective Date

This Agreement shall become effective as of the above written date and shall provide for the payment of compensation and benefits in the event Executive’s employment with Employer is terminated under the conditions described in Section 3(a).

2. Term of Agreement

(a) This Agreement shall become effective as of the above written date. No provision of this Agreement may be modified, waived, or discharged unless the modification, waiver, or discharge is approved by the Board of Directors of Employer and is agreed to in writing by Executive.

(b) Employer may terminate this Agreement and Executive’s employment at any time upon written notice for “Cause,” which, for purposes of this Agreement, shall mean:

(i)	Executive’s habitual intoxication or drug addiction;

(ii)	violation of Employer’s written policies, procedures or codes including, without limitation, those with respect to harassment (sexual or otherwise) and ethics;

(iii)	refusal or failure by Executive to perform such duties as may reasonably be delegated or assigned to him, consistent with his position, by the Board;

(iv)	willful refusal or willful failure by Executive to comply with any requirement of the Securities and Exchange Commission or any securities exchange or self-regulatory organization then applicable to Employer;

(v)	willful or wanton misconduct by Executive in connection with the performance of his duties including, without limitation, breach of fiduciary duties;

(vi)	the breach by Executive (whether due to inattention, neglect, or knowing conduct) of any of the material provisions of this Agreement (including Sections 4(a), 4(b), or 4(c) of this Agreement);

(vii)	Executive is convicted of, pleads guilty, no contest or nolo contendere to, or admits or confesses to any felony, or any act of fraud, misappropriation, embezzlement or any misdemeanor involving moral turpitude;

(viii)	Executive’s dishonesty detrimental to the best interest of Employer; or

(ix)	involvement in any matter which, in the opinion of the Board, is reasonably likely to cause material prejudice or embarrassment to Employer’s business;

provided, that, in the case of clauses (iii), (v), or (vi), there shall not be Cause unless Employer has first given Executive written notice specifying in reasonable detail the circumstances which Employer believes gives rise to Cause for termination and Executive has failed to remedy the same to the reasonable satisfaction of the Board within fifteen (15) days after the date of such notice, or unless the condition or event is not subject to cure, or a substantially similar condition or event has been the subject of a prior notice by Employer within the twelve months preceding such notice.

(c) If Employer terminates Executive’s employment for Cause, or if Executive voluntarily terminates his employment other than for Good Reason, Executive shall not be entitled to any compensation or benefits under this Agreement, but shall be entitled to receive his base salary accrued but not paid through the date of termination and no other monies or benefits except as provided by the terms of any compensation plans, or Executive’s employment agreement, or as required by law.

(d) For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events, without Executive’s consent, within the forty-five (45) day period preceding the termination of employment by the Executive: (i) a reduction in the gross amount of Executive’s base salary; (ii) the breach by Employer of any of the material provisions of this Agreement; (iii) a material and adverse change in Executive’s position, duties or responsibilities under this Agreement; (iv) an actual reassignment of Executive’s principal place of business to other than Employer’s corporate headquarters (wherever such corporate headquarters may then be located); (v) an actual change in the location of Employer’s corporate headquarters by more than 50 highway miles following a Change in Control; or (v) the failure of Employer to obtain the assumption in writing of its obligations to perform this Agreement by any successor within thirty (30) days following any sale of all or substantially all of its assets. The terms “highway miles” and “highway mileage” shall have the same meanings as these terms have when used to express the distances between locations by mapmakers such as the Hagstrom Map Company.

(e) A reduction in authority or responsibility means (i) the assignment to Executive of any duties materially inconsistent in any respect with Executive’s position (including status, offices, titles, and reporting requirements), and that detract from or reduce the authority, duties or responsibilities to which Executive was assigned immediately before change; or (ii) any other action by Employer that results in a diminution in such position, authority, duties, or responsibilities.

(f) However, a reduction in authority or responsibility shall not include:

(i)	an isolated, insubstantial and inadvertent action taken in good faith and which is remedied by Employer promptly after receipt of notice thereof given by Executive; or

(ii)	any temporary reduction in authority or responsibility while Executive is absent from active service on any approved disability or approved leave of absence.

(g) If Executive determines that Good Reason exists to terminate his or her employment with Employer, Executive must notify Employer in writing of the specific event, within forty-five (45) days of the occurrence of the event, and the notice shall also include the date on which Executive will terminate employment with Employer, which date shall be no earlier than fifteen days after the date of the notice. Within fifteen (15) days of Employer’s receipt of the written notice, Employer shall notify Executive that it agrees or disagrees with Executive’s determination that the event specified in the notice constitutes Good Reason. If Employer notifies Executive that it agrees with Executive’s determination that the event specified in the notice constitutes Good Reason, Executive will terminate employment with Employer as specified in the notice or as otherwise agreed. If Employer notifies Executive that it disagrees with Executive’s determination that the event specified in the notice constitutes Good Reason, Executive may terminate his or her employment on the date specified in the notice (or such later date as Executive and Employer may mutually agree in writing) or may elect to continue his or her employment by so notifying Employer in writing.

3. Salary Continuation and Other Benefits

(a) In General

If, while this Agreement is in effect, (i) Executive’s employment is involuntarily terminated by Employer without Cause or Executive terminates his employment for Good Reason and Executive satisfies his obligations set forth in Section 4 of this Agreement including, but not limited to, the execution and delivery of the Waiver and Release described in Section 4(e), he shall be entitled to the payments and benefits described in this Section 3.

Notwithstanding the foregoing, if Employer determines that Executive has breached any provision of this Agreement, Executive shall repay the Salary Continuation Payment and forfeit any future benefits provided under this Agreement, excluding the lesser of (i) twenty percent of his total Salary Continuation Payment or (ii) $5,000. The retained amount shall be deemed to be continuing consideration for signing and not revoking the applicable Waiver and Release. Termination of Executive’s employment by reason of death or disability shall not constitute involuntary termination by Employer under this Agreement and, in such event, no payments or benefits shall be provided under this Agreement.

(b) Payment of Accrued Obligations

Executive shall be entitled to payment of his then current base salary through the date his employment is terminated (“Termination Date”). Subject to the provisions of Section 3.2(b) of the Employment Agreement, as defined in Section 5(a) of this Agreement, Executive shall receive any accrued, but unpaid vacation. Any vacation amount accrued, but not paid, through the Termination Date shall also be paid to Executive in a single lump sum. Executive shall submit all vouchers for reasonable business expenses prior to his Termination Date or as soon thereafter as is practicable. Executive will no longer be authorized after his Termination Date to incur any expenses, obligations, or liabilities on behalf of Employer.

(c) Salary Continuation Payment

To the extent Executive is eligible for payments and benefits under this Agreement, Employer shall continue to pay Executive the then current base salary that Executive would have otherwise received during the period described below (the “Salary Continuation Period”). If Executive dies after becoming eligible for the Salary Continuation Payment and other benefits under this Agreement, but before the end of the Salary Continuation Period, the remaining benefits shall be paid to Executive’s lawful spouse, or estate if Executive has no surviving lawful spouse.

(d) Salary Continuation Period

If Executive’s Termination Date is within twelve months after a “Change in Control,” the Salary Continuation Period shall be thirty-six months. If Executive’s Termination Date is not within twelve months after a Change in Control, the Salary Continuation Period shall be twelve months. Notwithstanding the above, Executive shall not be entitled to payments under this Paragraph (d) if he is entitled to payments under Section 7.4 of that certain Amended and Restated Employment Agreement between Executive and the Company, dated as of April 6, 2007 (“Employment Agreement”). For purposes of this Agreement, a “Change in Control” shall be deemed to have taken place if (i) any “person” becomes the “beneficial owner” (as such terms are defined in the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder) of shares of Employer having 50% or more of the total number of votes that may be cast for the election of Employer’s directors; or (ii) there occurs a cash or tender offer for Employer shares, merger, or other business combination, or sale of assets or any combination of the foregoing transactions, and as a result of or in connection with any such event persons who were directors of Employer before the event shall cease to constitute a majority of the Board or of the board of directors of any successor to Employer.

(e) Annual Bonus Program

Executive shall be entitled to a pro rata portion of his incentive compensation (“Award”) for any “performance period” in progress under any annual bonus program of Employer in which Executive participates. The pro rata portion of Executive’s Award will be determined based on the assumption that all of the performance goals were 100% satisfied at the end of the performance period, and by then multiplying the amount that would otherwise have been paid to Executive had his employment not so terminated by a fraction. The numerator of the fraction is the number of months from the start of the performance period through the end of the month in which Executive’s Termination Date occurs. The denominator of the fraction is the total number of months in the performance period. Unless Executive’s employment is terminated as a result of a Change of Control, in which event the Award will be paid to Executive in a single lump sum on the Termination Date, the prorated amount shall be paid in cash at the same time that awards would have been paid for that performance period to other participants in the respective bonus program who have not terminated employment.

(f) Group Health Benefits

Executive shall be entitled to participate in Employer’s medical, dental, vision, and any other group health benefit programs during the Salary Continuation Period on the same terms as he participated immediately prior to the Termination Date. The last day of the Salary Continuation Period will constitute the date of Executive’s “termination of employment” and his participation in those programs will terminate in accordance with their respective terms. If during the Salary Continuation Period, Executive becomes re-employed with another employer and he and his dependents are eligible to receive any of the benefits referenced in the Section 3(f) under another employer’s plans, Employer’s obligations under this Section 3(f) shall be reduced to the extent comparable coverage or benefits are actually received by Executive following Executive’s termination by Employer, and Executive shall promptly report to Employer any such coverage or benefits actually received by Executive.

(g) Outplacement Services

Executive shall be eligible to receive, at Employer’s expense, senior executive outplacement services from Employer or from an outplacement agency selected or approved by Employer until a date that is 12 months from the date of termination.

(h) Other Benefit Plans

Executive may continue to participate in the benefit plans listed in Section 3.7 of the Employment Agreement (defined below) for the Salary Continuation Period to the extent that such plans permit participation following termination of employment. Executive shall vest in any defined contribution and deferred compensation plans in accordance with the terms set forth in such plans.

(i) Limitation on Benefits

Except as provided in Section 7.4(f) of the Employment Agreement, if the value of any compensation (in whatever form) provided pursuant to this Agreement or otherwise is counted as a “parachute payment” within the meaning of Code

Section 280G(b)(2), and the value of all such parachute payments would exceed 299% of the “base amount” applicable to the Executive under Code Section 280G, then the amount of such compensation shall be reduced to the extent necessary so that the sum of such parachute payments equals exactly 299% of the Executive’s base amount. The payment of any amount payable hereunder shall be delayed to the extent necessary to avoid taxability of such amount under Code Section 409A.

4. Executive’s Confidentiality and Other Obligations

(a) Confidentiality

Executive shall not at any time, divulge, communicate, use to the detriment of Employer or for the benefit of any other person, firm, or entity, or misappropriate in any way, any confidential information or trade secrets relating to Employer or its business including, without limitation, business strategies, operating plans, acquisition strategies (including the identities of (and any other information concerning) possible acquisition candidates), pro forma financial information, market analyses, acquisition terms and conditions, personnel information, trade processes, manufacturing methods, know-how, customer lists and relationships, supplier lists, protected health information, or other non-public proprietary and confidential information relating to Employer.

(b) Nonsolicitation

During his employment with Employer and for two years after termination, in addition to any other nonsolicitation agreements between Employer and Executive, Executive shall not, directly or indirectly, for himself or on behalf of any other person, firm, or entity, employ, engage, or retain any person who at any time during the 12-month period immediately preceding his Termination Date, was an employee of Employer or contact any supplier, customer, or employee of Employer for the purpose of soliciting or diverting any such supplier, customer, or employee from Employer, or otherwise interfering with the business relationship of Employer with any of the foregoing individuals or organizations.

(c) Noncompetition

During his employment with Employer and for two years after termination, in addition to any other noncompetition agreements between Employer and Executive, Executive shall not, directly or indirectly, engage in, or serve as a principal, partner, joint venturer, member, manager, trustee, agent, stockholder, director, officer or employee of, or consultant or advisor to, or in any other capacity, or in any manner own, control, manage, operate, or otherwise participate, invest, or have any interest in, or be connected with, any person, firm, or entity that engages in, directly or indirectly, any activity that is competitive with Employer’s business as then conducted within 25 miles of any then facility of Employer or of any customer of Employer; provided, however, that notwithstanding the foregoing, Executive may own a de minimis amount of the voting securities of any publicly-traded company and may continue to serve as a director on any boards on which Executive was a director immediately prior to the Termination Date. If Executive is terminated for Cause however, the geographic radius of this Section 4(c) shall be increased to 50 miles.

(d) Return of Employer Property

Executive shall return to Employer, on or before his Termination Date, all property of Employer including, but not limited to, home office equipment, cell phones, credit cards, computers, computer disks, computer access codes, computer programs, keys, card key passes, instruction manuals, documents, business plans, files, records, and any copies thereof and other property or materials which he received or prepared or helped to prepare in connection with his employment with Employer, and he hereby assigns to Employer all right, title, and interest in such property, and any other inventions, discoveries, or works of authorship created by Executive during the course of his employment.

(e) Waiver and Release

Executive shall execute the Waiver and Release in the form attached hereto as Exhibit A. Executive shall deliver the Waiver and Release to Employer as described therein. No compensation or benefits under this Agreement will be paid to Executive before Employer receives the fully executed Waiver and Release and the expiration of any revocation period described in the Waiver and Release.

5. Miscellaneous

(a) Entire Agreement; Related Documents

This Agreement (including Exhibit A) and the Employment Agreement constitute the entire agreement between the parties with respect to severance and other benefits upon termination of employment. Except as otherwise expressly provided in this Agreement and the Employment Agreement, all prior correspondence and proposals (including summaries of proposed terms) and all prior promises, representations, understandings, arrangements, and agreements (including an offer letter or employment agreement) relating to these subject matters (including, but not limited to, those made to or with Executive by any other person or entity), whether written or oral, are merged in and superseded by this Agreement and the Employment Agreement. In the event of a conflict between this Agreement and the Employment Agreement, the Employment Agreement shall in control in all cases that do not involve a termination following a Change in Control.

(b) Statements by the Parties

Executive will not make any untruthful and disparaging statements about Employer or any clients, competitors, suppliers, employees, or former employees of Employer to any such person or any other persons (including, but not limited to, the press or other media). Employer agrees that it will not make any untruthful and disparaging statements about Executive to any person (including, but not limited to, the press or other media).

(c) Assignment and Successors

This Agreement shall be binding on and inure to the benefit of Employer and its successors and assigns. This Agreement shall also be binding on and inure to the benefit of Executive and his heirs, executors, administrators, and legal representatives. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto. Employer may effect such an assignment without prior written approval of Executive to a subsidiary or affiliate of Employer or upon the transfer of all or substantially all of its business and/or assets (whether by purchase, merger, consolidation or otherwise).

(d) Governing Law

This Agreement shall be governed by and construed in accordance with Pennsylvania law, without giving effect to its principles or rules of conflict of laws to the extent those principles or rules would require or permit the application of the laws of another jurisdiction.

(e) Equitable Relief

Executive acknowledges that if he violates this Agreement, Employer could suffer irreparable injury and, in addition to any other rights and remedies available under this Agreement or otherwise, Employer shall be entitled to an injunction to be issued or specific enforcement to be required (without the necessity of any bond) restricting Executive from committing or continuing any such violation. Accordingly, notwithstanding Section 5(f) in addition to all other remedies under this Agreement, the Employer shall be entitled as a matter of right to injunctive relief, including specific performance, with respect to any such breach or violation, in any court of competent jurisdiction; provided, however, that nothing herein shall be deemed to constitute consent by Executive to an ex parte proceeding. The remedies granted to the Employer in this Agreement are cumulative and are in addition to remedies otherwise available to the Employer at law or in equity. If the Employer is obliged to resort to the courts for the enforcement of a covenant of Executive contained in Sections 4(a) through (d), such covenant shall be extended for a period of time equal to the period of such breach, which extended period will commence on the later to occur of (i) the date on which the original (unextended) term of such covenant is scheduled to terminate, or (ii) the date of the final court order (without further right of appeal) enforcing such covenant. To the extent that any statutes providing for discovery in any action to enforce any of the covenants or obligations of this Section 5(e) delay the time in which any party may initially propound, request or serve any discovery, the parties waive such provisions of such statutes. Executive will not seek, and hereby waives any requirement for, the securing of posting of a bond or proving actual damages in connection with the Employer’s seeking or obtaining any injunctive or equitable relief in connection with Executive’s covenants or other obligations under Section 4. If, despite the foregoing waivers, a court would nonetheless require the posting of a bond, the parties agree that a bond in the amount of $25,000 would be a fair and reasonable amount, particularly in light of the difficulty in quantifying what the actual loss caused by an injunction would be. Executive consents to in personam jurisdiction and venue in each of the United States District Court for the Eastern District of Pennsylvania and the Court of Common Pleas of Chester County, Pennsylvania, and waives the right to contest in personam jurisdiction and venue in such courts.

(f) Arbitration of Certain Disputes.

Any and all controversies or claims arising out of or relating to this Agreement, or the breach thereof, or any other claim by Executive against the Employer arising from the employment of Executive or the termination of Executive’s employment, including without limitation, claims alleging violation of Title VII of the Civil Rights Act of 1964, 42 U.S.C. Sections 2000e, et seq., the Age Discrimination in Employment Act, 29 U.S.C. Section 621, et seq., the Americans with Disabilities Act, 42 U.S.C. Section 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. Section 2601, et seq., any statutes of any state, and any contract or any principle of state or federal common law, shall be settled by arbitration administered by the American Arbitration Association under its Employment Dispute Resolution Rules. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The procedure established by this Section 5(g) shall be the exclusive method for resolution of such disputes. Copies of the American Arbitration Association Employment Discrimination Resolution Rules are available through Employer’s Human Resources Department and may be obtained upon request. Any request or demand for arbitration of any dispute covered by this Section 5(f) shall be filed with the American Arbitration Association no later than 300 days after the event which gave rise to the claim. Notwithstanding the foregoing, the Employer may seek injunctive relief in any court of law in connection with an alleged violation of any provision of Section 4, as provided in Section 5(e).

(g) Enforceability

Executive acknowledges that his obligations under this Agreement and the Waiver and Release are reasonable and necessary for the protection of Employer and are essential inducements to Employer’s entering into this Agreement. Accordingly, Executive shall be bound by this Agreement and the Waiver and Release to the maximum extent permitted by law. It is the parties’ intent that the foregoing shall be fully enforceable. However, the parties further agree that, if any provisions of this Agreement or the Waiver and Release shall for any reason be held to be excessively broad as to duration, geographical scope, property, or subject matter, such provision shall be construed by limiting and reducing it so as to be enforceable to the extent permitted by applicable law.

(h) Severability

If any one or more provisions of this Agreement shall be or become invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions shall not be affected thereby.

(i) Taxes

Employer may withhold from any payments or benefits provided under this Agreement all federal, state, or other applicable taxes as may be required by law.

(j) Amendments

No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is approved by the Board of Directors of Employer and is agreed to in writing by Executive. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties or from any failure by any party to assert its rights under this Agreement on any occasion or series of occasions.

(k) Notices

Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or on the third business day after mailing, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms of this Section):

If to Employer, at:

Nobel Learning Communities, Inc.

1615 West Chester Pike

West Chester, PA 19382-7956

Attention: CEO

If to Executive, at:

17 Peale Drive

West Chester, PA 19382

(l) Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(m) Headings

The section and other headings in this Agreement are for the convenience of the parties only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

NOBEL LEARNING COMMUNITIES, INC.

By	/s/ David Warnock
Name:	David Warnock
Title:	Chairman of the Compensation Committee of the Board of Directors

EXECUTIVE:

George Bernstein
Print Name:	George Bernstein

EXECUTION COPY

EXHIBIT A

WAIVER AND RELEASE

I am terminating my employment with Nobel Learning Communities, Inc., or one of its subsidiaries or affiliates, (collectively, “Employer”). Employer and I have entered into a Severance Agreement, dated as of April 6, 2007 (the “Severance Agreement”), to which this Waiver and Release is attached as an exhibit. My Severance Agreement provides for, among other things, certain additional compensation, benefits, and rights in connection with the termination of my employment. In consideration for the receipt of the compensation and additional benefits, I acknowledge and agree to the following:

1. I have been told by Employer and I understand that all benefits set forth in my Severance Agreement from Employer are conditioned upon my signing and not revoking this Waiver and Release (“this Release” or “the Release”) on or after my Termination Date (as that term is defined in the Severance Agreement), and returning it to Employer at Nobel Learning Communities, Inc., 1615 West Chester Pike, West Chester, PA 19382-7956, Attention: President / CEO. I have been told by Employer and I understand that I must sign and return this Release on or after my Termination Date so that it is received at the above address by the close of business on the later of (a) the thirtieth day (or if that thirtieth day is not a business day, the first business day next following such thirtieth day) after my Termination Date, or (b) the forty-fifth day (or if that forty-fifth day is not a business day, the first business day next following such forty-fifth day) after I have been given this Release to review (the “Release Due Date”). If I do not sign this Release or if I sign this Release, but it is not received by Employer until after the close of business on the Release Due Date, I shall not be considered to have satisfied the conditions under my Severance Agreement for receipt of benefits or payments.

2. I realize that there are various state, local, and federal laws that prohibit, among other things, employment discrimination on the basis of age, sex, race, color, gender, creed, religion, sexual preference/orientation, marital status, national origin, mental or physical disability, veteran status, and that these laws are enforced through the Equal Employment Opportunity Commission (“EEOC”), Department of Labor (“DOL”) and State or Local Human Rights agencies. Such laws include, without limitation, Title VII of the Civil Rights Act of 1964; the Family and Medical Leave Act of 1993 (“FMLA”); the Age Discrimination in Employment Act of 1964 (“ADEA”); the Americans with Disabilities Act of 1990 (“ADA”); the Employee Retirement Income Security Act of 1974 (“ERISA”); 42 U.S.C. Section 1981; the Equal Pay Act; as each may have been amended; and other state and local human or civil rights laws as well as other statutes which regulate employment; and the common law of contracts and torts. I hereby waive and release any right I may have under these or any other laws with respect to my employment and termination of employment at Employer and acknowledge that Employer has not (a) discriminated against me, (b) breached any contract with me, (c) committed any civil wrong (tort) against me, or (d) otherwise acted unlawfully toward me.

I also hereby waive any right to become, and promise not to consent to become, a member of any class in a case in which claims are asserted against any Releasee (as defined in Paragraph 3 below) that are related in any way to my employment or the termination of my employment with Employer, and that involve events which have occurred as of the date of this Release (defined

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to mean the date on which Executive signs this Release). If, without my prior knowledge and consent, I am made a member of a class in any proceeding, I shall opt out of the class at the first opportunity afforded to me after learning of my inclusion. In this regard, I agree that I will execute, without objection or delay, an “opt-out” form presented to me either by the court in which such proceeding is pending or by counsel for any Releasee who is made a defendant in any such proceeding.

3. On behalf of myself, my heirs, executors, administrators, successors and assigns, I hereby unconditionally release and discharge Employer, the various Employer benefit committees, plans, trusts and trustees, and their successors, assigns, affiliates, shareholders, directors, officers, representatives, agents and employees (collectively “Releasees” and individually “Releasee”) from any and all claims, (including claims for attorneys’ fees and costs), charges, actions and causes of action, demands, damages, and liabilities of any kind or character, in law or equity, suspected or unsuspected, past or present, that I ever had, may now have, or may later assert against any Releasee, arising out of or related to my employment or termination of employment with Employer. To the fullest extent permitted by law, this Release includes, but is not limited to: (a) claims arising under ADEA, Title VII, the ADA, the Equal Pay Act, the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, ERISA, the FMLA, the ADA, 42 U.S.C. Section 1981, and any other federal, state, or local law prohibiting age, sex, race, color, gender, creed, religion, sexual preference/orientation, marital status, national origin, mental or physical disability, veteran status, or any other form of unlawful discrimination or claim with respect to or arising out of my employment with or termination from Employer; (b) claims (whether based on common law or otherwise) arising out of or related to any contract or employment agreement (whether express or implied); (c) claims under any federal, state or local constitutions, statutes, rules or regulations; (d) claims (whether based on common law or otherwise) arising out of any kind of tortious conduct (whether intentional or otherwise) including, but not limited to, wrongful termination, defamation, violation of public policy; and (e) claims included in, related to, or which could have been included in any presently pending federal, state or local lawsuit filed by me or on my behalf against any Releasee, which I agree to immediately dismiss with prejudice. This Release is intended to include in its effect, without limitation, claims and causes of action of which I am not aware or that I do not suspect to exist in my favor at the time of executing this Release and this Release contemplates extinguishment of all such claims and causes of action.

4. I covenant and agree not to bring any action, suit or administrative proceeding contesting the validity of this Release or attempting to negate, modify or reform it, nor to sue any Releasee for any reason arising out of my employment or termination thereof, other than a claim contesting the validity of this Release under applicable provisions of ADEA. If I breach either Paragraph 3 or 4 of this Release, I shall: (a) to the extent not prohibited by law, promptly return to Employer all consideration received hereunder, and (b) pay any Releasee all of their actual attorneys’ fees and costs incurred in each such action, suit, or other proceeding, including any and all appeals or petitions therefrom, regardless of the outcome. I agree to pay such expenses within thirty days of written demand. This Paragraph 4 is not intended to limit me from instituting legal action according to the terms of my Severance Agreement for the sole purpose of a claim for benefits to which I am entitled under my Severance Agreement.

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I understand that this Release has neither the purpose nor intent of interfering with my protected right to file a charge with or participate in an investigation or proceeding pursuant to the statutes administered and enforced by the EEOC, specifically: the ADEA, the Equal Pay Act, Title VII of the Civil Rights Act of 1964 and the ADA.

I understand that I will not breach this Release if I file a charge with or participate in an investigation or proceeding pursuant to the statutes administered and enforced by the EEOC. However, by signing this Release, I understand that I waive any right I may have to recover money or other relief in any lawsuit or proceeding brought by me or by an agency or third party, including the EEOC, on my behalf.

5. I understand that this in no way affects any benefits to which I would be entitled in the absence of my Severance Agreement under any benefit plan in which I participated during my employment, but specifically excluding any other Employer plan providing for severance or other termination-related benefits.

6. I have no knowledge of any wrongdoing involving improper or false claims against a federal or state governmental agency, other than as I have disclosed to the Employer Compliance Officer.

7. I affirm my obligations under Section 4 of the Severance Agreement.

8. This Release shall be governed by and construed in accordance with Pennsylvania law, without giving effect to its principles or rules of conflict of laws to the extent those principles or rules would require or permit the application of the laws of another jurisdiction.

9. If any one or more of the provisions contained in the Release shall for any reason be held to be unenforceable in any respect under the law of any state or of the United States of America, such unenforceability shall not affect any other provisions of this Release, but, with respect only to that jurisdiction holding the provision to be unenforceable, this Release shall then be construed as if such unenforceable provision or provisions had never been contained herein.

10. I understand that I have the right to consult with an attorney before signing the Release and that Employer has advised me to do so. I may revoke the Release within seven calendar days after signing it. Revocation must be made by delivery of written notice of revocation to Employer at the address set forth in paragraph 1 of this Release. Upon any proper revocation of this Release, my right to payments and benefits under the Severance Agreement shall terminate and the Severance Agreement will be rendered void and without effect.

11. Nothing in the Severance Agreement or this Release shall be construed as an admission of any improper action or conduct by Employer or any of its affiliates, subsidiaries, joint venturers, or directors, officers, employees, agents, representatives or assigns of any violation or noncompliance with any obligation, legal or otherwise.

12. The Severance Agreement and this Release contain the entire agreement between Employer and me and fully supersedes any and all prior agreements or understandings pertaining to the subject matter hereof (including any employment

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agreements, other severance or separation agreements, arrangements, and offer letters) and all such prior agreements are null and void in their entirety and of no force and effect. By signing this Release I am not relying on any representation, promise, or statement, either oral or written, not contained in this Release or the Severance Agreement.

BY SIGNING THIS WAIVER AND RELEASE, I STATE THAT: I HAVE READ IT; I UNDERSTAND IT AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS; I AGREE WITH EVERYTHING IN IT; EMPLOYER HAS ADVISED ME TO CONSULT AN ATTORNEY BEFORE SIGNING IT; AND I HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY.

Date	Signature

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